UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6 )*

                             The Turner Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   NU900273103
    -------------------------------------------------------------------------
                                 (CUSIP Number)

                   Richard R. Howe, Esq., Sullivan & Cromwell
                   125 Broad Street, New York, New York 10004
                                  212 558-4000

            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                               September 17, 1999
    -------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 9 Pages

                                  SCHEDULE 13D

------------------------                     ----------------------------------
CUSIP NO.  NU900273103                         PAGE  2  OF  9  PAGES
------------------------                     ----------------------------------

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            EBSPSW Holding AG
            None
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [_]
                                                                        (B) [_]
-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

            WC
-------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  [_]

-------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            Switzerland
-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF               -0-
SHARES BENEFICIALLY  ----------------------------------------------------------
     OWNED BY        8    SHARED VOTING POWER
       EACH
     REPORTING               -0-
      PERSON         ----------------------------------------------------------
       WITH          9    SOLE DISPOSITIVE POWER

                             -0-
                   ------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                             -0-
-------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
-------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*                                                             [_]

-------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
-------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

            CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------                     ----------------------------------
CUSIP NO.  NU900273103                         PAGE  3  OF  9  PAGES
------------------------                     ----------------------------------

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            PSW Holding AG
            None
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [_]
                                                                        (B) [_]
-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

            AF
-------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  [_]

-------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            Switzerland
-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF               -0-
SHARES BENEFICIALLY  ----------------------------------------------------------
     OWNED BY        8    SHARED VOTING POWER
       EACH
     REPORTING               -0-
      PERSON         ----------------------------------------------------------
       WITH          9    SOLE DISPOSITIVE POWER

                             -0-
                   ------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                             -0-
-------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
-------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*                                                             [_]

-------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
-------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

            HC
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------                     ----------------------------------
CUSIP NO.  NU900273103                         PAGE  4  OF  9  PAGES
------------------------                     ----------------------------------

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            EBS Holding AG
            None
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [_]
                                                                        (B) [_]
-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

            AF
-------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  [_]

-------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            Switzerland
-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF               -0-
SHARES BENEFICIALLY  ----------------------------------------------------------
     OWNED BY        8    SHARED VOTING POWER
       EACH
     REPORTING               -0-
      PERSON         ----------------------------------------------------------
       WITH          9    SOLE DISPOSITIVE POWER

                             -0-
                   ------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                             -0-
-------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
-------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*                                                             [_]

-------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
-------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

            HC
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------                     ----------------------------------
CUSIP NO.  NU900273103                         PAGE  5  OF  9  PAGES
------------------------                     ----------------------------------

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Peter Steiner
            None
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [_]
                                                                        (B) [_]
-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

            AF
-------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  [_]

-------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            Switzerland
-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF               -0-
SHARES BENEFICIALLY  ----------------------------------------------------------
     OWNED BY        8    SHARED VOTING POWER
       EACH
     REPORTING               -0-
      PERSON         ----------------------------------------------------------
       WITH          9    SOLE DISPOSITIVE POWER

                             -0-
                   ------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                             -0-
-------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
-------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*                                                             [_]

-------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
-------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

            IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------                     ----------------------------------
CUSIP NO.  NU900273103                         PAGE  6  OF  9  PAGES
------------------------                     ----------------------------------

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Heinrich Baumann
            None
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [_]
                                                                        (B) [_]
-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

            AF
-------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  [_]

-------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            Switzerland
-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF               -0-
SHARES BENEFICIALLY  ----------------------------------------------------------
     OWNED BY        8    SHARED VOTING POWER
       EACH
     REPORTING               -0-
      PERSON         ----------------------------------------------------------
       WITH          9    SOLE DISPOSITIVE POWER

                             -0-
                   ------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                             -0-
-------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
-------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*                                                             [_]

-------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
-------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

            IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------                     ----------------------------------
CUSIP NO.  NU900273103                         PAGE  7  OF  9  PAGES
------------------------                     ----------------------------------

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Esther Baumann-Steiner
            None
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [_]
                                                                        (B) [_]
-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

            AF
-------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  [_]

-------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            Switzerland
-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF               -0-
SHARES BENEFICIALLY  ----------------------------------------------------------
     OWNED BY        8    SHARED VOTING POWER
       EACH
     REPORTING               -0-
      PERSON         ----------------------------------------------------------
       WITH          9    SOLE DISPOSITIVE POWER

                             -0-
                   ------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                             -0-
-------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
-------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*                                                             [_]

-------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
-------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

            IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                        Amendment No. 6 to Schedule 13D


         EBSPSW Holding AG ("EBSPSW"), PSW Holding AG ("PSW"), EBS Holding AG ("EBS"), Peter Steiner, Heinrich Baumann and Esther Baumann-Steiner hereby amend and supplement their statement on Schedule 13D with respect to the Common Stock ("Common Stock") of The Turner Corporation, a Delaware corporation (the "Company"), in order to report the disposition of all of the equity securities of the Company previously owned by them.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Steiner presently owns no equity securities of the Company. All of the equity securities of the Company previously owned by Steiner, consisting of 9,000 Series C Shares, 6,000 Series D Shares and 30,750 shares of Common Stock of the Company, were tendered to Hochtief AG on September 17, 1999 pursuant to its tender offer dated August 20, 1999. The tender offer price was $28.625 per share of Common Stock, $4,770.8333 per Series C Share and $4,293.75 per Series D Share.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         The following exhibit is being filed with this Amendment No. 6:

         11. Power of Attorney, dated June 14, 1999, by EBSPSW, PSW, EBS, Peter Steiner, Heinrich Baumann and Esther Baumann-Steiner authorizing Richard R. Howe to sign statements on Schedule 13D and amendments thereto (filed as Exhibit No. 9 to Amendment No. 4 to the Statement on Schedule 13D filed by Steiner with respect to the Common Stock of the Company and incorporated herein by reference).


                               Page 8 of 9 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 7, 1999
                                          EBSPSW HOLDING AG

                                          By /s/ Richard R. Howe
                                             ----------------------------
                                               Richard R. Howe
                                               Attorney-In-Fact

                                          PSW HOLDING AG

                                          By /s/ Richard R. Howe
                                             ----------------------------
                                               Richard R. Howe
                                               Attorney-In-Fact

                                          EBS HOLDING AG

                                          By /s/ Richard R. Howe
                                             ----------------------------
                                               Richard R. Howe
                                               Attorney-In-Fact

                                          PETER STEINER

                                          By /s/ Richard R. Howe
                                             ----------------------------
                                               Richard R. Howe
                                               Attorney-In-Fact

                                          HEINRICH BAUMANN

                                          By /s/ Richard R. Howe
                                             ----------------------------
                                               Richard R. Howe
                                               Attorney-In-Fact

                                          ESTHER BAUMANN-STEINER

                                          By /s/ Richard R. Howe
                                             ----------------------------
                                               Richard R. Howe
                                               Attorney-In-Fact


                               Page 9 of 9 Pages